Exhibit 3.1

Bolagsordning för Olink Holding AB (publ), org.nr 559189-7755 (”Bolaget”)

*Articles of Association of Olink Holding AB (publ), reg. no. 559189-7755 (the “**Company**”)*

1. Företagsnamn/ *Name*

Bolagets företagsnamn är Olink Holding AB (publ). Bolaget är publikt.

The Company’s name is Olink Holding AB (publ). The Company is a public company.

2. Styrelsens säte / *Registered office*

Styrelsen har sitt säte i Uppsala kommun, Uppsala län.

The Company’s registered office shall be in the municipality of Uppsala, Uppsala county.

3. Verksamhet / *Business*

Bolaget ska direkt eller indirekt bedriva utveckling, produktion, marknadsföring och försäljning av bioteknologiska produkter och tjänster samt bedriva annan därmed förenlig verksamhet.

The Company’s business shall be to directly or indirectly develop, manufacture, market and sell biotech products and services, and to conduct other related business.

4. Aktiekapital och antal aktier / *Share capital and number of shares*

Aktiekapitalet utgör lägst 200 000 000 kronor och högst 800 000 000 kronor. Antalet aktier ska vara lägst 100 000 000 och högst 400 000 000.

The Company’s share capital shall be no less than SEK 200,000,000 and no more than SEK 800,000,000. The Company shall have no less than 100,000,000 shares and no more than 400,000,000 shares.

5. Styrelse och revisorer / *Board and auditor*

Styrelsen ska bestå av lägst tre (3) och högst nio (9) ledamöter med högst tre (3) suppleanter.

The Board shall consist of not less than three (3) and not more than nine (9) board members and no more than three (3) deputy board members.

Bolaget ska ha lägst en (1) och högst två (2) revisorer med högst två (2) revisorssuppleanter. Till revisor, samt i förekommande fall, revisorssuppleant, ska utses auktoriserad revisor eller ett registrerat revisionsbolag.

2(4)

The Company shall have not less than one (1) and not more than two (2) auditors with not more than two (2) deputy auditors. An authorized public accountant or registered auditing firm shall be appointed as auditor and, where applicable, as deputy auditor.

Totalt antal Styrelseledamöter bestäms av bolagsstämman.

The total number of Board Members is determined by the shareholders' meeting.

6. Kallelse till bolagsstämma / *Notice of shareholders' meeting*

Kallelse till bolagsstämma ska ske genom annonsering i Post- och Inrikes Tidningar samt på Bolagets hemsida. Att kallelse har skett ska annonseras i Svenska Dagbladet. För att få deltaga på bolagsstämma ska aktieägare anmäla sig hos Bolaget senast den dag som anges i kallelsen till stämman. Denna dag får inte vara en söndag, lördag, allmän helgdag, midsommarafton, julafton eller nyårsafton och inte infalla tidigare än femte vardagen före bolagsstämman.

Notice of a shareholder´s meeting shall be published by advertising in the Swedish Official Gazette and on the Company's website. Furthermore, that a notice has been issued shall be announced in Svenska Dagbladet. In order to be allowed to participate at a shareholder´s meeting, the shareholders must give notice of their intention to attend no later than the date specified in the notice. The last day to give notice to the Company may not be a Sunday, Saturday, public holiday, Midsummer's Eve, Christmas Eve or New Year's Eve and may not occur earlier than the fifth weekday prior to the shareholder´s meeting.

En aktieägare får ha med sig biträden vid bolagsstämman endast om aktieägaren anmäler antalet biträden (högst två (2)) till Bolaget på det sätt som anges i föregående stycke.

A shareholder may be accompanied by assistants at a shareholders' meeting only where the shareholder has given the Company notice of the number of assistants (not more than two (2)) as specified in the previous paragraph.

7. Öppnande av stämma / *Opening of the shareholders' meeting*

Styrelsens ordförande eller den styrelsen därtill utser öppnar bolagsstämman och leder förhandlingarna till dess ordförande vid stämman valts.

The chairman of the board, or a person so appointed by the board, shall open the shareholders' meeting and preside over its proceedings until a chairman for the meeting has been appointed.

8. Årsstämma / *Annual shareholder's meeting*

Årsstämma ska hållas årligen inom sex månader efter räkenskapsårets utgång.

På årsstämman ska följande ärenden förekomma:

1. val av ordförande vid stämman;
2. upprättande och godkännande av röstlängd;
3. godkännande av dagordning;
4. val av en eller två justeringsmän;
5. prövning av om stämman blivit behörigen sammankallad;

föredragning av framlagd årsredovisning och revisionsberättelse samt, i förekommande fall, koncernredovisning och koncernrevisionsberättelse; beslut om: fastställande av resultaträkning och balansräkning, samt, i förekommande fall, koncernresultaträkning och koncernbalansräkning; dispositioner beträffande vinst eller förlust enligt den fastställda balansräkningen; och ansvarsfrihet gentemot Bolaget för styrelseledamöter och verkställande direktör; fastställande av styrelse-och revisorsarvoden; fastställande av antalet styrelseledamöter och, antalet revisorer och revisorssuppleanter; val av styrelse och revisorer samt eventuella revisorssuppleanter; och annat ärende, som ankommer på stämman enligt aktiebolagslagen eller bolagsordningen. The annual shareholder’s meeting shall be held annually within six months following the expiration of the financial year. The agenda for the annual shareholder’s meeting shall be as follows: appointment of a chairman of the meeting; preparation and approval of the voting list; approval of the agenda; appointment of one or two persons to verify the minutes of the meeting; determination of whether the meeting was duly convened; submission of the annual report and the auditors’ report and, where applicable, the consolidated financial statements and the auditors’ report for the group; resolutions regarding: the adoption of the income statement and the balance sheet and, when applicable, the consolidated income statement and the consolidated balance sheet; allocation of the Company’s profits or losses in accordance with the adopted balance sheet; and discharge from liability towards the Company for the members of the board of directors and the managing director; determination of fees for members of the board of directors and auditors; determination of the number of members of the board of directors, and the number of auditors and deputy auditors;

appointment of members of the board of directors and auditors and any deputy auditors; and other matters which are set out in the Swedish Companies Act or the Company’s articles of association. Räkenskapsår / Financial year Bolagets räkenskapsår ska vara 1 januari till 31 december. The Company’s financial year shall be 1 January to 31 December. Avstämningsförbehåll / Central Securities Depositories Bolagets aktier ska vara registrerade i ett avstämningsregister i enlighet med lagen (1998:1479) om värdepapperscentraler och kontoföring av finansiella instrument. The Company’s shares shall be registered in a central securities depositories register in accordance with the Central Securities Depositories and Financial Instruments Accounts Act (1998:1479). Forum i USA / US Forum Utan inskränkning av svenska forumbestämmelser och utan tillämpning av 7 kap. 54 § aktiebolagslagen (2005:551) ska United States District Court for the Southern District of New York utgöra exklusivt forum för hantering av krav som har inlämnats i USA baserat på US Securities Act från 1933 i dess vid var tid gällande lydelse, såvida inte bolaget skriftligen samtycker till val av ett alternativt forum. Without any infringement on Swedish forum provisions and without applying Chapter 7, Section 54 of the Swedish Companies Act (2005:551), the United States District Court for the Southern District of New York shall be the sole and exclusive forum for resolving any complaint filed in the United States asserting a cause of action arising under the U.S. Securities Act of 1933, as amended, unless the Company consents in writing to the selection of an alternative forum.